Exhibit 99.1

Devon Energy Corporation Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, TX 77024

Devon Energy Announces Agreement to Exit the Eagle Ford for $4.2 Billion

Transaction high-grades Devon’s portfolio, monetizes at an attractive valuation and enhances financial flexibility

HOUSTON – October 8, 2026 – Devon Energy Corp. (NYSE: DVN) today announced it has entered into a definitive agreement to sell its Eagle Ford assets to Crescent Energy Company for total consideration of $4.2 billion in cash, subject to customary closing adjustments.

“This sale is a direct outcome of our ongoing portfolio review, and it sharpens our focus on the highest-return, longest-duration assets,” said Clay Gaspar, President and Chief Executive Officer. “Over the past several years, we have leveraged technology to lower costs and increase productivity while coring up our Eagle Ford acreage footprint, and the attractive price agreed to reflects both the quality of the assets and that work. Selling a relatively mature asset into a strong commodity price environment improves our go-forward capital efficiency and allows us to accelerate share buybacks, strengthen our balance sheet and increase long-term value for shareholders.”

TRANSACTION HIGHLIGHTS

•

Asset details: The Eagle Ford assets to be sold consist of approximately 90,000 net acres in Karnes, DeWitt, and Gonzales Counties, Texas. The assets represent approximately 4% of Devon’s total BOE production.

•

Attractive valuation: The $4.2 billion purchase price fully reflects the value of Devon’s Eagle Ford production and inventory and is accretive on a per share basis to Free Cash Flow and Net Asset Value.

•

Portfolio high-grading and improved capital efficiency: The divestiture lengthens Devon’s inventory life, lowers the go-forward corporate breakeven and reduces the corporate base production decline rate.

•	Financial flexibility: After-tax proceeds will be used to accelerate share repurchases and to strengthen the balance sheet through debt reduction.

“This transaction is our strategy at work,” added Gaspar. “We acted decisively and countercyclically while navigating a volatile macro environment and received a price above our internal hold case, including potential strategic upside. This divestiture builds on the accretive steps taken in 2026 – combining with Coterra, adding premier Delaware Basin inventory in the federal lease sale and investing in the Solitude pipeline to integrate our gas production from wellhead to market. This marks meaningful progress in our disciplined portfolio review. We remain focused on improving the quality and longevity of our portfolio, expanding our margins and enhancing long-term value per share.”

TIMING AND ADVISORS

The transaction has an effective date of July 1, 2026 and is expected to close around year-end 2026, subject to regulatory approvals and customary closing conditions. Devon will provide additional details, including the impact on its outlook, with its third-quarter 2026 results on November 5, 2026 and conference call and webcast on November 6, 2026.

RBC Richardson Barr is serving as exclusive financial advisor and Kirkland & Ellis LLP is serving as legal advisor to Devon.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact investor.relations@dvn.com 281-589-5705	Media Contact devonmediarelations@dvn.com 405-552-7560

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the delay or failure to consummate the transaction due to unsatisfied closing conditions or otherwise; the actual amount of proceeds received due to purchase price adjustments, and the ultimate use of those proceeds; changes in commodity prices, market conditions or other circumstances that could negatively impact Devon’s ability to complete the anticipated share repurchases and debt reductions; and any of the other risks and uncertainties discussed in Devon’s 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) or other filings with the Securities and Exchange Commission (“SEC”).

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2025 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2025 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.